Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Curis, Inc. of our report dated February 24, 2022 relating to the financial statements, and the effectiveness of internal control over financial reporting, which appears in Curis, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2021.
/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
October 7, 2022